Exhibit 99.1

NEWS RELEASE

Company Contact:	BIO-key International, Inc.
Bud Yanak
732-359-1113

Investor Contact:	DRG&E
Gus Okwu, Managing Director
404-892-8178

BIO-key Reports Third Quarter 2007 Results

Strong Future Outlook For Biometrics Revenue and Profit Growth

Wall, NJ, November 13, 2007 – BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in wireless public safety and finger-based biometric identification solutions, today announced its financial results for the third quarter ended September 30, 2007.

Total revenue from continuing operations for the three months ended September 30, 2007 was $2.2 million representing a 27% decrease from the $3.0 million reported in the financial statements for the corresponding period in 2006.  Third quarter 2007 revenue from continuing operations was impacted primarily by delays in specific follow-on orders from several of the Company’s Law Enforcement customers.

BIO-key’s gross margin for the third quarter of 2007 was 79% consistent with the corresponding period in 2006. Operating expenses from continuing operations for the third quarter of 2007 decreased 14% to $3.2 million from $3.7 million reported for the third quarter of 2006. BIO-key’s loss from continuing operations for the third quarter of 2007 improved by $5.7 million to ($1.2 million) from ($6.9 million) for the corresponding period in 2006.

Net loss was ($1.2 million) for the third quarter ended September 30, 2007 compared to a net loss of ($6.2 million) for the corresponding period in 2006. The net loss amount in the 2006 period included $5.5 million from the extinguishment of convertible debt. The third quarter 2007 net loss per share was ($0.03) compared to a net loss per share of ($0.13) for the corresponding period in 2006.

“We saw significant improvement in the performance of our Biometrics business during the third quarter highlighted by our partnership with Tiger IT to provide a biometric solution for Bangladesh’s upcoming general election,” said Michael DePasquale, BIO-key’s Chief Executive Officer.  “This contract represents the largest biometric registration ever - covering 100 million people - and will require significant technical capabilities.  Consequently, we are quite proud to be participating in this project.  We believe this quarter represented an inflection point in the growth of our Biometrics group and we anticipate continued revenue growth to be achieved in the coming quarters.  Given the high gross margin of our biometric business, small increments of revenue growth have a high leverage impact on profitability.”

“During the third quarter of 2007, we also continued to maintain our focus on our Law Enforcement business where our installed base now exceeds more than 750 customers. Our introduction of new applications - such as MobileCop® Navigator - geared towards enhancing law enforcement agencies’ productivity and efficiency has dramatically increased our add-on business.  Additional commitments for new applications in the third quarter of 2007 were received from police departments in Anchorage, Alaska and Littleton, Colorado.”

DePasquale concluded, “As a result of our strengthening biometric forecast, our new law enforcement product applications releases, strong maintenance service revenues and continued cost controls, I am increasingly optimistic that we are on a path for revenue growth in the fourth quarter.”

Total revenue from continuing operations for the nine months ended September 30, 2007 was $7.3 million representing a 13% decrease from $8.4 million reported for the corresponding period in 2006.  BIO-key’s gross margin for the nine months ended September 30, 2007 increased to 81% from 77% for the corresponding period in 2006.  Operating expenses from continuing operations for the nine months ended September 30, 2007 decreased 8% to $10.6 million from $11.5 million reported for the corresponding period in 2006.

BIO-key’s loss from continuing operations for the nine months ended September 30, 2007 improved by $7.2 million to ($5.0 million) from ($12.2 million) for the corresponding period in 2006.

Net loss was ($0.4 million) for the nine months ended September 30, 2007 compared to a net loss of ($11.1 million) for the corresponding period in 2006. The net loss amount in the 2006 period included $7.8 million from the extinguishment of convertible debt compared to a similar item of $0.4 million for the nine months ended September 30, 2007.  During the first nine months of 2007, BIO-key gained $4.1 million in profit from the sale of its Fire/EMS services division to ZOLL Data Systems in May 2007.  Net loss per share for the nine months ended September 30, 2007 was ($0.03) compared to a net loss per share of ($0.24) for the first nine months of 2006.

Liquidity and Capital Resources

Consolidated cash and cash equivalents at September 30, 2007 was $0.9 million.  In addition, the Company held approximately $0.2 million in restricted cash at the conclusion of the third quarter of 2007.

Conference Call Details

BIO-key has scheduled a call for Wednesday, November 14th at 8:30 a.m. Eastern Time to discuss third quarter 2007 financial results.  Dialing 303-262-2142 and asking for the BIO-key call at least 10 minutes prior to the start time can access the conference call live.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com.  A telephonic replay of the conference call will be available through November 21, 2007 and may be accessed by dialing 303-590-3000 and using the pass code 11102027#.  Additionally, an archive of the webcast will be available shortly after completion of the call on the Company’s website (www.bio-key.com) for a period of three months.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 750 police departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for law enforcement.  (http://www.bio-key.com)

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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